RESOLUTIONS OF THE BOARD OF DIRECTORS OF UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of
Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting
Requirement) to the Securities and Exchange Commission ("SEC"):

 1.   Board of Directors  Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer
     Uwharrie Capital Corp;
     Chief Executive Officer Uwharrie Bank

 3.   R. David Beaver, III Chief Risk Officer
     Uwharrie Capital Corp and Uwharrie Bank;
     President Uwharrie Bank

 4.  Jason R. Andrew  Chief Operations Officer
     Uwharrie Capital Corp and Uwharrie Bank

 5.  Christy D. Stoner   President & Chief Executive Officer
     Uwharrie Investment Advisors;
     Chief Marketing Officer
     Uwharrie Capital Corp and Uwharrie Bank

 6.  Jeffrey L. Trout  President Uwharrie Bank Mortgage

 7.  Heather H. Almond  Chief Financial Officer
     Uwharrie Capital Corp and Uwharrie Bank

 8.  Cheryl P. Rinehardt  Chief Credit Officer Uwharrie Bank

 9.  Brooke L. Senter  Chief People Officer Uwharrie Capital Corp and
     Uwharrie Bank; Assistant Corporate Secretary
     Uwharrie Capital Corp and Uwharrie Bank

 10. Tamara M. Singletary Executive Vice President Uwharrie Capital Corp and
     Uwharrie Bank; Corporate Secretary Uwharrie Capital
     Corp and Uwharrie Bank

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

SEC "Reporting Persons" Resolution
UCC Board of Directors Meeting
January 17, 2023

 FURTHER, those persons named will be responsible for complying with the
"Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's
contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without
limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths,
incentive stock options, employee stock purchase plan, employee benefit plan, etc. in order to prevent violations of Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary or designee will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, R.
David Beaver, III, or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

      These actions being taken at a duly called meeting of the Uwharrie Capital
Corp Board of Directors on January 17, 2023, for which a quorum was present.

      /s/ Tamara M. Singletary
      Tamara M. Singletary
      Executive Vice President & Corporate Secretary
      Uwharrie Capital Corp